Exhibit 99.1

Media Contacts:

Robyn Tice–617.672.8940

Robert Brunelle-514.390.1225

rtice@eatonvance.com

rbrunelle@hexavest.com

Eaton Vance Corp. Completes Acquisition of 49 Percent Interest in Hexavest Inc.

Boston, MA, August 6, 2012 – Eaton Vance Corp. (NYSE:EV) and Hexavest Inc. announced today the completion of the previously announced purchase by Eaton Vance of a 49 percent interest in Hexavest. The employee shareholders of Hexavest will continue to control the company and direct its operations. Eaton Vance assumes primary responsibility for Hexavest’s new business development outside of Canada, and will launch mutual funds in the U.S. and offshore markets to be sub-advised by Hexavest.

 “We are pleased to welcome our Hexavest partners to the Eaton Vance family,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer of Eaton Vance. “I am confident they will continue to serve their clients with distinction as we collaborate to further their business development.”

Based in Montreal, Hexavest Inc. provides discretionary management of equity and tactical asset allocation strategies to institutions in Canada, the United States, Europe and the Asia Pacific region using a predominantly top-down investment style.  As of June 30, 2012, Hexavest managed $10.6 billion of client assets invested primarily in global and global ex-U.S. equity mandates. Hexavest was founded in 2004 and utilizes an investment approach that has been consistently applied since 1991. For more information about Hexavest, visit www.hexavest.com.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating to 1924. Eaton Vance and its affiliates managed $192.3 billion in assets as of June 30, 2012, offering individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service, timely innovation and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit www.eatonvance.com.